As filed with the Securities and Exchange Commission on October 26, 2012

Registration No. 333-101063
Registration No. 333-107467
Registration No. 333-127747

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
__________________________

POST-EFFECTIVE AMENDMENT NO. 1

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
__________________________

Healthcare Services Group, Inc.
(Exact Name of Registrant as Specified in Its Charter)
Pennsylvania (State or Other Jurisdiction of Incorporation or Organization)		23-201836 (I.R.S. Employer Identification Number)
3220 Tillman Drive Glenview Corporate Center, Suite 300 Bensalem, Pennsylvania 19020 (215) 639-4274
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Daniel P. McCartney
Chairman and Chief Executive Officer
Healthcare Services Group, Inc.
3220 Tillman Drive
Glenview Corporate Center, Suite 300
Bensalem, Pennsylvania 19020
                       (215) 639-4274
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
_______________________________

Copies to:
Kenneth A. Schlesinger, Esq. Olshan Frome Wolosky LLP Park Avenue Tower 65 East 55th Street New York, New York 10022 (212) 451-2300 _______________________________
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

large accelerated filer ☒	accelerated filer ☐
non-accelerated filer ☐ (do not check if a smaller reporting company)	smaller reporting company ☐

HEALTHCARE SERVICES GROUP, INC.

EXPLANATORY NOTE

Healthcare Services Group, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to deregister certain securities originally registered by the Company pursuant to its Registration Statements on Form S-8 filed with the Securities and Exchange Commission (the “Commission”) on (i) August 22, 2005 (Registration Statement No. 333-127747), (ii) July 30, 2003 (Registration Statement No. 333-107467), and (iii) November 7, 2002 (Registration Statement No. 333-101063) (collectively, the “Prior Registration Statement”) with respect to shares of the Company’s common stock, par value $.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to the Healthcare Services Group, Inc. 2002 Stock Option Plan, as amended (the “2002 Plan”).  The Prior Registration Statements registered an aggregate of 5,906,000 shares, after adjusting for various Company stock splits.  Hence this Post-Effective Amendment No. 1 serves as a post-effective amendment for each of the Prior Registration Statements.

The Company has since adopted a new equity incentive plan, the Healthcare Services Group, Inc. 2012 Equity Incentive Plan (the “2012 Plan”), which replaces the 2002 Plan as of May 29, 2012, the date the Company’s shareholders approved the 2012 Plan.  No future awards will be made under the 2002 Plan.  According to the terms of the 2012 Plan, the shares of Common Stock that remained available for grant under the 2002 Plan, as of May 29, 2012, are available for issuance under the 2012 Plan.  The total number of shares of Common Stock available for grant under the 2002 Plan and carried over to the 2012 Plan on May 29, 2012 was 1,338,000 (referred to herein as the “Carryover Shares”).  The Carryover Shares are hereby deregistered under the Prior Registration Statements.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to Form S-8 Registration Statement, the Company is filing a new Registration Statement on Form S-8 (the “New Registration Statement”) to register the shares of Common Stock now available for offer or sale pursuant to the 2012 Plan, including but not limited to the Carryover Shares.  The registration fees paid for the Carryover Shares under the Prior Registration Statements shall be carried over to the New Registration Statement.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Bensalem, Commonwealth of Pennsylvania, on this 23rd day of October, 2012.

HEALTHCARE SERVICES GROUP, INC. (Registrant)

/s/ Daniel P. McCartney
Daniel P. McCartney, Chief Executive Officer and Chairman of the Board

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Form S-8 Registration Statement has been signed by the following persons in the capacities and on the date indicated.  Each of the undersigned officers and directors of Healthcare Services Group, Inc. hereby constitutes and appoints Daniel P. McCartney and John C. Shea and each of them singly, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him in his name in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission and to prepare any and all exhibits thereto, and other documents in connection therewith, and to make any applicable state securities law or blue sky filings, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable Healthcare Services Group, Inc. to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Daniel P. McCartney	Chief Executive Officer and Chairman	October 23, 2012
Daniel P. McCartney	(Principal Executive Officer)

/s/ Theodore Wahl	Director and President and Chief	October 23, 2012
Theodore Wahl	Operating Officer

/s/ Michael E. McBryan	Director and Executive Vice President	October 23, 2012
Michael E. McBryan

/s/ Joseph F. McCartney	Director and Divisional Vice President	October 23, 2012
Joseph F. McCartney

/s/ Robert L. Frome	Director	October 23, 2012
Robert L. Frome

/s/ Diane S. Casey	Director	October 23, 2012
Diane S. Casey

/s/ John M. Briggs	Director	October 23, 2012
John M. Briggs

/s/ Robert J. Moss	Director	October 23, 2012
Robert J. Moss

/s/ Dino D. Ottaviano	Director	October 23, 2012
Dino D. Ottaviano

/s/ John J. McFadden	Director	October 23, 2012
John J. McFadden

/s/ John C. Shea	Chief Financial Officer and Secretary	October 23, 2012
John C. Shea	(Principal Financial and Accounting Officer)

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